                                                                   EXHIBIT 10.16


                               November 30, 2000






                                TELEMONDE, INC.
                      TELEMONDE BANDWIDTH (BERMUDA) LTD.



                            GLOBAL CROSSING USA INC
                                  GT U.K. LTD
                               GT LANDING CORP.
                            ATLANTIC CROSSING LTD.



                      __________________________________

                              STANDSTILL AGREEMENT

                      __________________________________

                                   CONTENTS

A.   Main Agreement

B.   Schedule 1     Details of Agreed Amount in respect of Drawn-Down Capacity

C.   Schedule 2     Capacity Commitment Agreement

D.   Schedule 3     Permitted Borrowings

E.   Schedule 4     Permitted Encumbrances

F.   Schedule 5     Registration Rights Agreement

G.   Schedule 6     [Intentionally Omitted]

H.   Schedule 7     Legal proceedings

I.   Schedule 8     Telemonde Group Companies Giving Guarantees

J.   Schedule 9     Certificate of Designation of Series A Convertible Preferred
                    Stock

STANDSTILL AGREEMENT

Dated as of November 30, 2000

by and among

TELEMONDE, INC.                         ("TINC")
230 Park Avenue
10/th/ Floor
New York
New York 10169

TELEMONDE BANDWIDTH
(BERMUDA) LTD.                          ("TBBL")
Argonaut House
5 Park Road
Hamilton  HM09
Bermuda

GLOBAL CROSSING USA INC                 ("Global Crossing USA")
GT U.K. LTD                             ("GT UK")
GT LANDING CORP.                        ("GT Landing")
c/o 360 North Crescent Drive
Beverly Hills
California  90210

ATLANTIC CROSSING LTD.                  ("Atlantic Crossing")
Wessex House
45 Reid Street
Hamilton HM12
Bermuda

                                   RECITALS

A. On 10/th/ June 1998, TBBL and Atlantic Crossing entered into the Atlantic Capacity Agreement including a commitment on behalf of TBBL to acquire from Atlantic Crossing a certain amount of transatlantic and other telecommunications cable capacity on an indefeasible right of use basis for an agreed sum.

B. TBBL has not drawn-down all the capacity that it agreed to under the Atlantic Capacity Agreement. In addition, it owes sums to Atlantic Crossing pursuant to that agreement for Drawn-Down Capacity and O&M Charges.

C. In December 1998, GT UK and TBBL entered into the UK Backhaul Agreement and GT Landing and TBBL entered into the US Backhaul Agreement, pursuant to which TBBL leased certain capacity in the US and the UK. TBBL owes GT UK and GT Landing certain sums under each of these agreements.

D. On November 1, 1999, TINC entered into the IPL Agreement with Global Crossing USA pursuant to which TINC leased certain capacity. TINC owes Global Crossing USA certain sums under the IPL Agreement. The IPL Agreement has been terminated by mutual consent of the parties thereto, effective as of 31 October, 2000, and will be replaced by a new agreement with an effective date of November 1, 2000 (which new agreement is outside the scope of this Agreement), and by entering into such new agreement, the parties to the IPL Agreement have agreed that no additional liabilities will accrue under the IPL Agreement from and after November 1, 2000.

E. Atlantic Crossing, Global Crossing USA, GT UK and GT Landing are affiliated companies. TBBL is an Affiliate of TINC.

F. The parties have agreed to settle the terms of TBBL's liability to Atlantic Crossing, GT UK and GT Landing pursuant to the Atlantic Capacity Agreement, the US Backhaul Agreement and the UK Backhaul Agreement and TINC's liability to Global Crossing USA pursuant to the IPL Agreement on the terms set out herein.


                 [Remainder of page intentionally left blank.]

                                   AGREEMENT

1.   Definitions

     a) In this Agreement (including the Recitals) the following terms shall have the following meanings:

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

          "Agreed Amount" means the sum to be paid pursuant to clause 5 (include interest payable as provided in such clause), such amount being the amount agreed between the parties as being TBBL and TINC's current liability (other than in respect of Outstanding Drawdown Obligations) under the Capacity Agreements outstanding as at the date hereof, as set out in Schedule 1;

          "Agreed Dates" means the dates for payment of the Agreed Amount as set out in Clause 5(a);

          "Agreement" means this agreement including the Schedules hereto;

          "Atlantic Capacity Agreement" means the Capacity Purchase Agreement between TBBL and Atlantic Crossing dated 10th June 1998 as amended prior to the date hereof;

          "Business Day" means a day (excluding Saturdays and Sundays) on which banks are open for business in London;

          "Capacity Agreements" means the Atlantic Capacity Agreement, the UK Backhaul Agreement, the US Backhaul Agreement and the IPL Agreement;

          "Capacity Commitment Agreement" means the draft agreement attached hereto at Schedule 2 between TINC and Global Crossing Bandwidth, Inc.;

          "Common Shares" means common stock of Telemonde Inc;

          "Drawn-Down Capacity" means telecommunications capacity drawn-down and in service for TBBL pursuant to the Capacity Agreements;

          "Effective Date" means the day on which all of the items set forth in Clause 7.2 are delivered to Global Crossing;

          "Global Crossing" means each of Atlantic Crossing, Global Crossing USA, GT UK and GT Landing, and any agreement of "Global Crossing" hereunder shall be the agreement of each of them individually;

          "Insolvency Event" means: any dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors of TINC or any Telemonde Group Company, or commencement of any proceeding under any bankruptcy or insolvency laws by any TINC or any Telemonde Group Company, or commencement of such proceedings against TINC or any Telemonde Group Company that remain uncured or undismissed for 60 days after such commencement.

          "IPL Agreement" means the International Private Line Services Agreement between TINC and Global Crossing USA dated 1st November, 1999.

          "Management Party" means Adam Bishop and Kevin Maxwell.

          "O&M Charges" means operations and maintenance charges in respect of Drawn Down Capacity payable pursuant to the Capacity Agreements;

          "Outstanding Draw-Down Obligations" means TBBL's outstanding obligations to draw down and pay for further capacity pursuant to the Atlantic Capacity Agreement;

          "Permitted Borrowings" means the categories of borrowings set out in
          Schedule 3;

          "Permitted Encumbrances" means the categories of encumbrances set out in Schedule 4;

          "Preferred Shares" means 5,000,000 shares of Series A Convertible Preferred Stock, which shares are designated by, issued pursuant to, and are governed by the terms of, the Certificate of Designation of Series A Convertible Preferred Stock of Telemonde, Inc. to be filed with the Secretary of State of Delaware in the form attached hereto as
          Schedule 9;

          "Preferred Cash Equivalent" means a sum calculated by multiplying (i) the lesser of (x) the closing bid price per share of common stock of TINC on the Effective Date, (y) any higher price per share paid for the purchase of shares of common stock of TINC in any transaction effecting the purchase of over 5% of the then-outstanding shares of common stock of TINC occurring between then Effective Date and May 30, 2000 (in either case as adjusted for splits, dividends, and other adjustments), (ii) by 23,000,000, to be paid to Global Crossing Limited immediately pursuant to a failure by TINC to cause 23,000,000 Common Shares to be authorized and reserved for issuance to permit the conversion of the Preferred Shares issued to Global Crossing Limited;

          "Registration Rights Agreement" means an agreement providing for Common Shares to be issued hereunder to be granted certain registration rights in a form substantially similar to that set out in
          Schedule 5;

          "Standstill Period" means the period from the date on which the standsill commences to the date on which the standstill expires, in each case in accordance with Clause 7;

          "Telemonde Group Company" means any Affiliate of TINC, including TBBL;

          "TNL" means Telemonde Networks Limited;

          "UK Backhaul Agreement" means the Lease Agreement in Inland Capacity (United Kingdom) of December 1998 between GT UK and TBBL;

          "US Backhaul Agreement" means the Lease Agreement in Inland Capacity (United States) of December 1998 between GT Landing and TBBL.

     b)   In this Agreement, unless the context otherwise requires:

          i)   references to Recitals, Clauses and Schedules are references to recitals of, clauses of and schedules to this Agreement;
          ii)  references to any party shall, where relevant, be deemed to be references to or include, as appropriate, their respective lawful successors, assigns or transferees;

          iii) references to one gender include all genders and references to the singular include the plural and vice versa

2.   Standstill Period and Agreement

     In consideration for:

     a) TINC agreeing (by means of its execution hereof) to pay the Agreed Amount on the Agreed Dates;

     b)   TINC fulfilling its obligations pursuant to Clause 6;

     c) TINC agreeing (by means of its execution hereof) to procure the entering into of the Capacity Commitment Agreement by TNL;

     d) TINC causing all of the items set forth in Clause 7.2 to be delivered to Global Crossing (or any Global Crossing Affiliate noted therein) on or before December 14, 2000; and

     e) TINC and TBBL (by means of their respective execution hereof) agreeing to the other matters contained in this Agreement, including their performance thereof,

Global Crossing agrees that during the Standstill Period none of them shall:

     a) make any demand for, or accept payment or discharge or claim or take any proceedings or steps to enforce payment or discharge of or to recover the Agreed Amount or in respect of the Outstanding Draw Down Obligations;

     b) take steps to enforce or make demand under any guarantee, indemnity, security or other right of recourse in respect of the Agreed Amount or in respect of the Outstanding Draw Down Obligations;

     c) take any steps to wind up or appoint a receiver, administrative receiver or administrator or other similar officer or commence any other insolvency related proceedings or any analogous proceedings in any other jurisdiction against any Telemonde Group Company or any assets thereof in relation to the Agreed Amount or in respect of the Outstanding Draw Down Obligations, and:

     Global Crossing agrees further as set out in this Agreement. This Clause 2 shall not restrict or limit Global Crossing from taking any action with respect to enforcing its rights under this Agreement during the Standstill Period, enforcing its rights under the Capacity Agreements during the Standstill Period, other than in relation to the Agreed Amount or in respect of the Outstanding Draw Down Obligations, or enforcing its rights under any other agreement to which it is party.

3.   Outstanding Draw Down Obligations and Agreed Amount

     3.1 Atlantic Crossing agrees that the issuing of the Preferred Shares on the Effective Date to Global Crossing Limited (a Bermuda company with its registered office at Wessex House, 45 Reid Street, Hamilton, Bermuda) and the authorization and reservation of an additional number of Common Shares in an amount sufficient to allow a full conversion of all of the Preferred Shares (or the payment in full of the Preferred Cash Equivalent to Global Crossing Limited) on or prior to May 30, 2001 shall be in full and final settlement of any claims that Atlantic Crossing may have pursuant to or in relation to the Atlantic Capacity Agreement arising on or prior to the date hereof and in relation to the Outstanding Draw Down Obligations and that, subject to termination of the Standstill Period pursuant to Clause 7.3(a), such issuance and reservation (or payment) shall release TBBL from all such claims and obligations and in such connection, following such issuance and reservation (or payment) and termination of the Standstill Period it shall not:

     a) make any demand for, accept payment or discharge for or make any claim or take any proceedings or steps to enforce payment or discharge of or to recover any sums in respect of the Outstanding Draw Down Obligations;

     b) take steps to enforce or make demand under any guarantee, indemnity, security or other right of recourse in respect of the Outstanding Draw Down Obligations; or

     c) take any steps to wind up or appoint a receiver, administrative receiver or other similar officer or commence any other insolvency related proceedings or analogous proceedings in any other jurisdiction against any Telemonde Group Company or any assets thereof in respect of the Outstanding Draw Down Obligations.

     This Clause 3.1 shall not restrict or limit Atlantic Crossing from taking any action with respect to enforcing its rights under this Agreement following such issue or payment, or enforcing its rights under the Atlantic Capacity Agreement after such issue or payment, other than in respect of the Outstanding Draw Down Obligations.

     3.2 Global Crossing hereby confirms that, subject to (i) the issuing of the Preferred Shares on the Effective Date to Global Crossing Limited and the authorization and reservation of an additional number of Common Shares in an amount sufficient to allow a full conversion of all of the Preferred Shares (or the payment in full of the Preferred Cash Equivalent to Global Crossing Limited) on or prior to May 30, 2001, and (ii) TINC's and TBBL's compliance with their other obligations under this Agreement (including termination of the Standstill Period pursuant to Clause

     7.3(a)), the Agreed Amount is and shall be the total outstanding liability (subject to Clause 3.1) of any Telemonde Group Company to Global Crossing as at the date hereof in respect of all liabilities and obligations of such Telemonde Group Company accrued or outstanding as at the date hereof under the Capacity Agreements (other than in respect of the Outstanding Draw Down Obligations) and, during the term of the Standstill Period, and after termination of the Standstill Period pursuant to Clause 7.3(a), Global Crossing hereby expressly waives the right to recalculate such amount or seek to charge any additional sums in respect of services supplied under the Capacity Agreements prior to the date hereof. This Clause 3.2 shall not restrict or limit Global Crossing from enforcing or pursuing (x) any claims under any Capacity Agreement, including any claims in excess of the Agreed Amount, upon termination of the Standstill Period other than pursuant to Clause 7.3(a), or (y) any claims under any Capacity Agreement in respect of services supplied after the date hereof.

4.   TINC and TBBL Obligations

     Each of TINC and TBBL agrees that during the Standstill Period it will not and agrees to procure that no Telemonde Group Company shall without Global Crossing's consent in writing:

     a) save for Permitted Borrowings, borrow or raise money or credit of whatever nature from any person;

     b) save for Permitted Encumbrances, give, create or allow to subsist any charge, lien, security or encumbrance whatsoever or any cash collateral/cash cover or provide any preferential treatment to any creditor or give or agree to give any guarantee or indemnity in respect of any borrowings or liabilities in the nature of borrowings;

     c) enter into any transaction (including, but not limited to, a disposal, but excluding a Permitted Borrowing) otherwise than on arm's length terms in the ordinary course of business;

     d) dispose of any interest in any asset, including (for the avoidance of doubt) shares in a Telemonde Group Company;

     e) declare or announce any dividend or make any other income distribution to its shareholders;

     f) purchase or redeem any of its issued shares or repurchase any debt in TINC or a Telemonde Group Company;

     g) issue and sell any equity securities for less than 85% of the then-fair market value; and

     h)   prepay, or accelerate the due date of, any indebtedness to any person.

     Each of TINC and TBBL agree that during the Standstill Period it will, and agrees to cause each Telemonde Group Company to:

     a) continue to have all current business conducted through a Telemonde Group Company;

     b) continue to cause each Management Party to devote his full time and attention to the business of the Telemonde Group Companies;

     c) provide Global Crossing, upon request, with financial information on TINC and its Subsidiaries, including audited consolidated balance sheets, statements of income and cash flow statements, by the 90th day following the close of TINC's fiscal year, and with unaudited interim consolidated balance sheets, statements of income and cash flow statements, by the 45th day following the close of TINC's fiscal year; provided, however,
                                                              --------  -------
          that TINC will be deemed to have satisfied this obligation by timely providing filings containing such information that have been timely filed under the Securities Exchange Act of 1934, as amended; and

     d) provide Global Crossing, upon request and pursuant to a confidentiality agreement in form and scope agreeable to the parties, with such additional information about TINC's performance or operations as Global Crossing may request.

5.   Payment of Agreed Amount

     a) TINC will pay or cause to be paid to Global Crossing the following sums according by the dates indicated below:

          i)     December 14th, 2000  US$1.4 million
          ii)    28th February 2001   US$0.5 million
          iii)   30th November 2001   US$4.0 million
          iv)    30th November 2002   US$6.0 million

          Each payment shall be paid in cleared funds to Global Crossing's bank account details as notified to TINC from time to time.

     b) In addition, interest on each payment delineated in subclause 5(a), above, shall accrue at a rate of 7.00% per annum, compounded annually, which interest must be paid in full on or prior to 30th November 2002, but may be prepaid in full or in part from time to time at the election of TINC.

     c) In the event that TINC raises additional funding by way of public offering or investor financing it shall, where such sums are not required for demonstrable working capital purposes, use such sums to pay all or part (as reasonable in the circumstances) of the outstanding portion of the Agreed Amount.

6.   Issuance of Preferred Shares

     a) TINC shall on the Effective Date issue all 5,000,000 of the Preferred Shares to Global Crossing Limited and shall enter into the Registration Rights Agreement in respect of the Common Shares issuable pursuant to a conversion of the Preferred Shares.

     b) TINC agrees to call a meeting of holders of all holders of shares of TINC stock prior to May 30, 2001 in order that a proxy vote may be put forth to increase TINC's authorised but unissued share capital and authorising the Directors and/or executives of TINC to allot such Common Shares in order that it may meet its obligation pursuant to clause (i) of Clause 6(c), below.

     c) On or before May 30, 2001, TINC shall either (i) cause 23,000,000 Common Shares to have been authorized by all necessary corporate action, and shall have reserved such Common Shares for issuance pursuant to a conversion of the Preferred Shares, or (ii) pay a sum equal to the Preferred Cash Equivalent to Global Crossing Limited.

     d) If TINC, pursuant to clause c), above, causes 23,000,000 Common Shares to have been authorized by all necessary corporate action, and shall have reserved such Common Shares for issuance pursuant to a conversion of the Preferred Shares, it will at all times continue to segregate and reserve that number of Common Shares sufficient to allow all then-outstanding Preferred Shares to be converted into Common Shares.

     e) If TINC pays the Preferred Cash Equivalent to Global Crossing Limited on or before May 30, 2001, Global Crossing Limited shall (and Global Crossing shall procure that Global Crossing Limited shall) surrender the Preferred Shares to TINC forthwith. If TINC offers to pay the Preferred Cash Equivalent to Global Crossing Limited after May 30, 2001, Global Crossing Limited may, at its sole option, surrender the Preferred Shares to TINC in exchange for payment of the Preferred Cash Equivalent.

     f) Global Crossing Limited shall not (and Global Crossing shall procure that Global Crossing Limited shall not) elect to convert or attempt to convert any Preferred Shares prior to May 30, 2001.

7.   Term of Standstill Period

     7.1 The Standstill Period will commence upon the date hereof and will continue until terminated pursuant to Clause 7.3, 7.4, or 8.

     7.2 Telemonde agrees to deliver to Global Crossing (or any other entity set forth below) on or prior to December 14, 2000:

     a) (to Global Crossing Limited) share certificates representing all 5,000,000 of the Preferred Shares;

     b)   duly executed counterparts of the Registration Rights Agreement;

     c)   duly executed counterparts of the Capacity Commitment Agreement;

     d) a certificate duly executed by an authorized officer of TINC and TBBL certifying that the representations and warranties of TINC and TBBL herein are true and correct as of such date;

     e) opinions of U.S. and Bermuda counsel, in form reasonably satisfactory to Global Crossing, as to (A) TINC and TBBL's due incorporation and good standing, (B) TINC and TBBL's due authorization, execution and delivery of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, (C) absence of conflict with TINC and TBBL's charter documents and applicable laws,
          (D) receipt of governmental approvals, (E) validity and enforceability of this Agreement and the Registration Rights Agreement, and (F) the Preferred Shares being validly issued, fully paid and nonassessable;

     f) guarantees of the punctual observance and performance of TINC and TBBL of their obligations hereunder, including TINC's obligation to pay the Agreed Amount on the Agreed Dates, by the Telemonde Group Companies listed in Schedule 8;

     g) letter agreements (in form and substance reasonable to Global Crossing) from each of the Managing Parties covenanting to devote his respective full time and attention to the business of TINC and its Affiliates;

     h) any required third party consents and a written certification and warranty from TINC and TBBL that no additional consents, approvals, waivers, consents or clearances are required from any third party in connection with the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Capacity Commitment Agreement, the lease referred to in subclause i), below, and the transactions contemplated hereby and thereby;

     i) a lease, on a form provided by Global Crossing, and in form and substance reasonably acceptable to Global Crossing providing for a two year lease of an London-New York STM-1 circuit at an initial lease rate of $30,000 per month;

     j) a summary of all indebtedness of TINC and of TBBL other than indebtedness incurred on an arm's length basis in the ordinary course of business disclosed in TINC's periodic filings pursuant to the Securities Exchange Act of 1934, as amended, certified by an executive officer of TINC; and

     k) a copy of the Certificate of Designation of Series A Preferred Shares attached hereto as Schedule 9, certified by the Secretary of State of Delaware.

     7.3 The Standstill Period will end upon the earliest to occur of the following:

     a) (i) Payment to Global Crossing of the Agreed Amount and all interest due thereupon and (ii) TINC's performance of all actions contemplated by Clause 6(a) and by Clause 6(c);

     b) Forthwith upon any material breach by TINC of the terms of this Agreement, including failure to pay any Agreed Amount on any Agreed Date;

     c) Forthwith if any Insolvency Event occurs or is found to exist in respect of TINC or any Telemonde Group Company;

     d) Forthwith upon (i) the default by TINC or any Telemonde Group Company of any material indebtedness that results in such indebtedness being due and payable, or (ii) the termination of any standstill agreement or arrangement with respect to any material indebtedness of TINC or any Telemonde Group Company (other than by reason of TINC's satisfaction of all obligations thereunder), including termination of the standstill arrangements under that certain Standstill letter dated 31 December 1999, as amended, between TINC, TNL, and Telemonde International Bandwith Ltd. and MCI Worldcom Global Networks U.S., Inc., and MCI Worldcom Global Networks Limited;

     e) Failure of Telemonde to deliver the items set forth in Clause 7.2 in the timescales set forth therein.

     7.4 Notwithstanding anything to the contrary in this Agreement, Global Crossing has the right to terminate this Agreement, and the Standstill period, in its sole discretion, at any time prior to the Effective Date.

     7.5 TINC shall promptly notify Global Crossing upon the occurrence of any event or circumstance resulting in termination of the Standstill Period.

8.   Effect of Termination of the Standstill Period

     a) In the event of termination of the Standstill Period other than in accordance with Clause 7.3(a) or Clause 7.4 above:

          i) any outstanding part of the Agreed Amount (including any interest thereon) shall become immediately due and payable;
          ii) the Preferred Cash Equivalent shall become immediately due and payable;
          iii) interest may be charged on the total outstanding amount under clause I) or clause ii) above, from the date of termination at the rate of 3.5% above LIBOR.

          Upon any such termination of the Standstill Period, Global Crossing may take any action (including any action it agreed not to take during the Standstill Period pursuant to Clause 2)
               to pursue or enforce any claims or rights under the Capacity Agreements, including with respect to the Agreed Amount or the Outstanding Draw Down Obligations.

     b) In the event of termination of the Standstill Period in accordance with Clause 7.3(a) above, Global Crossing shall make no demand for or take or pursue any proceedings or other claims against TBBL, TINC or any other Telemonde Group Company pursuant to or in relation to the Capacity Agreements, and the payment of the Agreed Amount, the issuance of the Preferred Shares (and the authorization and reservation of the applicable number of Common Shares in respect of a conversion thereof, or payment of the Preferred Cash Equivalent) and the entering into of this Agreement and the Capacity Commitment Agreement shall be in full and final settlement of any claims that Global Crossing may have pursuant to or in relation to the Atlantic Capacity Agreements relating to or arising out of services provided, or events occurring, prior to the date hereof, SAVE THAT nothing in this Clause shall apply to (i) TBBL's continuing obligation to pay ongoing O&M Charges, and (ii) any obligation by TINC, TBBL or any other Telemonde Group Company to pay ongoing lease or backhaul charges related to activities conducted or services provided on or after the date hereof pursuant to any of the Capacity Agreements.

     c) In the event of a termination of the agreement and of the Standstill Period pursuant to Clause 7.4, above, this Agreement will be void and of no effect.

9. Ongoing Operations and Maintenance Charges; Survival of Representations and Warranties; Losses

     a)   [Intentionally Omitted]

     b) All representations and warranties contained in this Agreement and all documents delivered in connection with this Agreement shall survive the termination of the Standstill Period.

     c) TINC and TBBL shall jointly and severally indemnify, defend and hold Global Crossing, its affiliates, and each of their respective officers, directors, partners, managing directors, affiliates, employees, agents, consultants, representatives, successors and assigns harmless from and against all claims, losses, liabilities, obligations, payments, damages, charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith), costs and expenses of investigation, action suits, proceedings, demands, assessments and fees, reasonable expenses and disbursements of counsel, consultants and other experts, incurred or suffered by any of them in connection with the transactions contemplated by this Agreement arising, directly or indirectly, from or in connection with:

          (A) any breach of any representation or warranty made by any TINC, TBBL or any Telemonde Group Company in this Agreement and any Registration Rights Agreement entered into pursuant to Clause 6(a) or Clause 6(b); and

          (B) any breach by TINC, TBBL or any Telemonde Group Company of any covenant or obligation under this Agreement and any Registration Rights Agreement.

     The remedies provided in this Clause 9(c) shall not be exclusive of or limit any other remedies that may be available to Global Crossing or any of its affiliates.

10.  Representations and warranties

     Each of TINC and TIBL jointly and severally represents and warrants for itself and on behalf of the Telemonde Group Companies that :

     a)   Organization and Good Standing.  It is a corporation duly organized,
          ------------------------------
          validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. It and each Telemonde Group Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     b)   Capitalization.  The authorized equity securities of TINC consist of
          --------------
          145,000,000 shares of common stock, par value $0.001 per share, of which 102,575,493 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.01 per share of which 0 shares are issued and outstanding. All of the outstanding equity securities of TINC have been duly authorized and validly issued and are fully paid and nonassessable. Upon issuance, the Preferred Shares, and all Common Shares issued upon conversion thereof, shall be duly authorized, validly issued, fully paid and nonassessable. Other than this Agreement, and except as set forth in this clause b), there are no contracts, agreements or other arrangements relating to the issuance, sale or transfer of the Common Shares or Preferred Shares. In addition to this Agreement, there are (i) pre-existing commitments by TINC to sell 15,684,821Common Shares, and (ii) 6,250,000 Common Shares reserved for possible conversion under indebtedness agreements to which TINC is a party.

     c)   Litigation.  Save as set out in Schedule 7, there are no legal or
          ----------
          other proceedings pending against it or any Telemonde Group Company and so far as it is aware, no such claims are threatened, before any court, tribunal, commission or regulatory authority.

     d)   Authority.  It has the necessary powers and authority to enter into
          ---------
          this Agreement and to perform its obligations hereunder. It will, as of December 14, 2000, have the necessary powers and authority to enter into the Registration Rights Agreement, as applicable, and to perform its obligations hereunder. This Agreement and the Registration Rights Agreement constitute (and in the case of the Registration Rights Agreement, will constitute as of December 14, 2000) its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law.

     e)   Required Consents.  It has obtained all consents, approvals, waivers,
          -----------------
          consents and clearances of all third parties, including all governmental, judicial and regulatory bodies and authorities, required in connection with the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby.

     f)   No Conflict.  There is no law, decree or similar enactment binding
          -----------
          on it or any Telemonde Group Company and no provision in any charter or corporate document, mortgage, debenture, trust deed, contract or agreement which would prevent or affect it or any Telemonde Group Company from executing and delivering, observing or performing any of its or their (as relevant) obligations under, this Agreement and the Registration Rights.

     g)   Other Credit Facilities.  There are no undrawn facilities available
          -----------------------
          to TINC or any Telemonde Group Company.

11.  Assignment

     Global Crossing may assign or transfer its obligations to any company that is an Affiliate of Global Crossing , but not otherwise and Global Crossing agrees to procure that the oligations and agreements herein on behalf of Global Crossing apply to any such affiliate . TINC may not assign any of its rights or obligations hereunder.

12.  Notices

     a)   Notices for TINC and TBBL shall be sent to:

     Telemonde Inc
     40 Portman Square
     London  W1H 9FH

     Fax:  +44 (0)20 7487 4001
     FAO:  Director of Legal Services

     b)   Notices for Global Crossing shall be sent to:

     Global Crossing USA Inc
     Attention: General Counsel
     360 N. Crescent Dr.
     Beverly Hills, CA  90210

     TBBL hereby confirms that TINC at the address above is authorised to accept notices on its behalf.

     Global Crossing hereby confirms that Global Crossing USA at the address above is authorised to accept notices on its behalf.

     Notices may be delivered personally, sent by registered post or facsimile. Any such notice shall be deemed to have been received:

     a)   If delivered personally, at the time of delivery
     b) If communicated by facsimile, upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) indicating successful transmission
     c)   If sent by registered post, at the time of receipt

     PROVIDED THAT where in the case of delivery by hand or facsimile transmission, receipt (or deemed receipt) occurs after 6.00pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to have occurred at 9.00am on the next following Business Day

13.  Payments

     If any payment under this Agreement falls on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day, save where such day falls in the next month in which case, payment shall be made on the immediately preceeding Business Day.

     All payments shall be made in $US in immediately cleared funds into such account as notified to TINC from time to time.

     Each payment to be made to Global Crossing under this Agreement shall be made free and clear of and without deduction, withholding or set-off whatsoever, including for or on account of taxes, unless the payer is required by law to make such payment subject to a deduction or withholding. If the payer is required by law to make a deduction or withholding from such a payment, the relevant sum payable by the payer shall be increased by an additional amount to the extent necessary to ensure that, after the making of such deduction or withholding, Global Crossing receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to that which it would have received and so retained had no such deduction or withholding been made or required to be made.

14.  Variation; Waiver; Entire Agreement

     No variation of this Agreement shall be effective unless such variation shall have been made in writing and signed by a duly authorised officer of each party. "Variation" shall include any variation, supplement, deletion, replacement or amendment however effected. No waiver of a breach of the terms of this Agreement or any default hereunder shall be deemed a waiver of any subsequent breach or default or in any way affect any other terms of this Agreement. This Agreement (along with the documents referred to in this Agreement) constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

     Global Crossing Limited is an intended third party beneficiary of this Agreement.

15.  Costs

     Each party shall bear its own costs in connection with the negotiation, preparation and execution and implementation of this Agreement (including, without limitation, fees and disbursements of legal, accountancy and other advisors).

16.  Confidentiality and announcements

     a) Except as required by law, any regulatory or governmental body or authority, or as made to professional advisers, no announcement, statement or information shall be issued by either party save in terms agreed by the other PROVIDED THAT each party agrees not to unreasonably withhold or delay its consent to any press release proposed to be issued by any other party to accompany any regulatory filing required to be made following completion of this Agreement.
          Any party may disclose the terms of this Agreement for the purpose of enforcing its terms or the terms of any document referred to in or contemplated by it.

     b) Global Crossing jointly and severally agree to keep confidential any information supplied to it or any of them in connection with the matters herein contained or otherwise save (i) where such information is or becomes in the public domain (other than by a breach of confidentiality by Global Crossing); or (ii) where such disclosure is required by law or any regulatory or governmental authority or body; or (iii) where the disclosure is agreed by TINC in writing in advance; or (iv) that it may disclose such information under professional advisers who are under similar duties or obligations of confidentiality.

17.  Counterparts

     This Agreement may be signed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one Agreement.

18.  Law and Venue; Service of Process

     This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waivers any objection to venue laid therein. Any notice of legal process will be deemed sufficiently served on TINC or any Telemonde Group Company if delivered to it at its address for notices.



                 [Remainder of page intentionally left blank.]

EXECUTED BY THE PARTIES ON THE DAY AND DATE SET OUT ABOVE


/s/ Kevin Maxwell
 .................................
For and on behalf of
Telemonde Inc


/s/ Michael Collins
 ...................................
For and on behalf of
Telemonde Bandwidth (Bermuda) Limited

 ...................................
For and on behalf of
Global Crossing USA Inc


/s/ Jackie Armstrong
 ......................................
For and on behalf of
Atlantic Crossing Limited


/s/ Jackie Armstrong
 ......................................
For and on behalf of
GT UK Ltd



 ......................................
For and on behalf of
GT Lending Corp